Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On April 14, 2016 (the “Petition Date”) , Energy XXI Ltd, a Bermuda exempted company (the “Predecessor” or “EXXI Ltd”), Energy XXI Gulf Coast, Inc., an indirect wholly-owned subsidiary of the Predecessor (“EGC”), and certain other subsidiaries of the Predecessor (collectively, the “Debtors”) filed voluntary petitions for reorganization in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of Title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) under the caption In re Energy XXI Ltd, et al., Case No. 16-31928 (the “Chapter 11 Cases”). On December 13, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) pursuant to the Bankruptcy Code, which approved and confirmed the Debtors Second Amended Proposed Joint Chapter 11 Plan of Reorganization (as amended, modified, or supplemented, the “Plan”) as modified by the Confirmation Order.

In connection with the satisfaction of the conditions to effectiveness as set forth in the Confirmation Order and in the Plan, the Predecessor and EGC completed a series of internal reorganization transactions pursuant to which the Predecessor transferred all of its remaining assets to reorganized EGC, as the new parent entity (the “Company”). Accordingly, the Company succeeded to the entire business and operations previously consolidated for accounting purposes by the Predecessor. On December 30, 2016 (the “Emergence Date”), the Debtors satisfied the conditions to effectiveness, the Plan became effective in accordance with its terms, the Company and the other reorganized Debtors emerged from the Chapter 11 Cases and the Company applied fresh start accounting.

During the year ended June 30, 2016, prior to filing the bankruptcy petitions referred to above, the Predecessor extinguished significant principal amounts of its debt, recognizing significant extinguishment gains.

The following unaudited pro forma consolidated financial information gives effect to the Plan and the related fresh start accounting, as described below. It also gives pro forma effect to the significant changes in the Predecessor’s pre-bankruptcy debt capitalization resulting from the extinguishment transactions referred to above. These unaudited pro forma consolidated statements of operations are based on the Predecessor’s historical consolidated statements of operations. The Plan and the application of fresh-start accounting are reflected in our consolidated balance sheet of EGC as of June 30, 2016. The unaudited pro forma consolidated statements of operations are presented for the year ended June 30, 2016 and for the six months ended December 31, 2016. The unaudited pro forma consolidated statements of operations should be read in conjunction with the Company’s Transition Report on Form 10-K for the period ended December 31, 2016.

The unaudited pro forma consolidated financial statements are for informational and illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the Emergence Date had occurred July 1, 2015, nor are such financial statements necessarily indicative of the financial position or results of operations in future periods. The pro forma adjustments, as described in the accompanying notes, are based upon currently available information. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the pre-bankruptcy extinguishments and the Plan becoming effective, (ii) factually supportable, and (iii) expected to have a continuing impact on the Company’s consolidated results.

Plan of Reorganization

Pursuant to the confirmed Plan, the significant transactions that occurred upon the Emergence Date were as follows:

•	Prepetition Notes. All outstanding obligations under the following notes and the related collateral agreements and registration rights, as applicable, were cancelled and the indentures governing such obligations were cancelled: (i) 11.0% senior secured second lien notes due March 15, 2020 issued by EGC (the “Second Lien Notes”), (ii) 6.875% senior unsecured notes due March 15, 2024 issued by EGC (the “EGC 6.875 Senior Notes”), (iii) 7.50% senior unsecured notes due December 15, 2021 issued by EGC (the “EGC 7.50% Senior Notes”), (iv) 7.75% senior unsecured notes due June 15, 2019 issued by EGC (the “EGC 7.75% Senior Notes”), (v) 9.25% senior unsecured notes due December 15, 2017 issued by EGC (the “EGC 9.25% Senior Notes,” and together with the EGC 6.875% Senior Notes, the EGC 7.50% Senior Notes, the EGC 7.75% Senior Notes and the “EGC Unsecured Notes”), (vi) the 8.25% senior unsecured notes due February 15, 2018 issued by EPL Oil & Gas, Inc., a wholly owned subsidiary of EGC (the “EPL 8.25% Senior Notes”), and (vii) the 3.0% senior convertible notes due on December 15, 2018 issued by EXXI Ltd.
•	Prepetition Credit Agreement. On the Emergence Date, by operation of the Plan, all outstanding obligations under the Second Amended and Restated First Lien Credit Agreement (the “Prepetition Revolving Credit Facility”) and the related collateral agreement were cancelled and the credit agreements governing such obligations were cancelled.
•	Existing Equity. As a result of the Plan, there are no assets remaining in EXXI Ltd, and, under Bermuda law, shareholders (including preferred shareholders) of EXXI Ltd will receive no payments and all of its existing share-based compensation plans were also cancelled. EXXI Ltd will be dissolved at the conclusion of the official liquidation proceeding under the laws of Bermuda, and as such, the shareholders will no longer have any interest in EXXI Ltd as a matter of Bermuda law. EXXI Ltd will cease to have any legal personality.
•	New Equity. The total authorized capital stock of the reorganized Company consists of 110 million shares, consisting of 100 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share. On the Emergence Date, the Company issued: (i) 27,897,739 shares of its common stock, pro rata, to holders of the claims arising from the Second Lien Notes, (ii) 3,985,391 shares of common stock, pro rata, to holders of the claims arising from the EGC Unsecured Notes, (iii) 1,328,464 shares of common stock, pro rata, to holders of the claims arising from the EPL 8.25% Senior Notes, (iv) 1,271,933 warrants, pro rata, to holders of the claims arising from the EGC Unsecured Notes; and (v) 847,956 warrants, pro rata, to holders of the claims arising from the EPL 8.25% Senior Notes.

•	Exit Facility. Pursuant to the Plan, on the Emergence Date, the Company, as borrower, and the other reorganized Debtors entered into a new three-year secured credit facility (the “Exit Facility”) with the majority of lenders under the Prepetition Revolving Credit Facility. The Exit Facility is comprised of two facilities: (i) a term loan facility (the “Exit Term Loan”) resulting from the conversion of the remaining drawn amount plus accrued default interest, fees and expenses under the Prepetition Revolving Credit Facility of approximately $74 million and (ii) a revolving credit facility (the “Exit Revolving Facility”) resulting from the conversion of the former EGC tranche of the Prepetition Revolving Credit Facility, which provides for the making of revolving loans and the issuance of letters of credit. On the Emergence Date, the aggregate commitments under the Exit Revolving Facility were approximately $227.8 million, all of which will be utilized to maintain in effect outstanding letters of credit, including $225 million of letters of credit issued in favor of ExxonMobil Corporation to secure certain plugging and abandonment obligations.
•	Management Incentive Plan: On the Emergence Date, the Company entered into the Energy XXI Gulf Coast, Inc. 2016 Long Term Incentive Plan (the “2016 LTIP”), which is a comprehensive equity-based award plan as part of the go-forward compensation for the Company’s officers, directors, employees and consultants. The total number of shares of common stock reserved and available for delivery with respect to awards under the 2016 LTIP is 1,859,552 shares (or 5% of the Company’s new equity).

Pro forma adjustments shown within the “Pro Forma Adjustments” column of the accompanying unaudited pro forma consolidated statements of operations assume effectiveness of the Plan had occurred on July 1, 2015 and give effect to the discharge of indebtedness as of that date and exclude other reorganization items.

Fresh Start Adjustments

The Company applied fresh start accounting on the Emergence Date in connection with its emergence from bankruptcy. The enterprise value of the Company on the Emergence Date, as approved by the Bankruptcy Court in support of the Plan, was estimated to be within a range of $600 million to $900 million. Based upon the various estimates and assumptions necessary for fresh start accounting, the estimated enterprise value was determined to be $793.7 million before consideration of cash and cash equivalents and outstanding debt at the Emergence Date. As a result, the reorganization value was determined to be $1,891.7 million at the Emergence Date. Reorganization value represents the fair value of the Company’s total assets prior to the consideration of liabilities and is intended to approximate the amount a willing buyer would pay for the Company’s assets immediately after restructuring. The reorganization value was allocated to our individual assets based on their estimated fair values. For purposes of the accompanying unaudited pro forma consolidated financial statements, the Company utilized its estimated enterprise value of $793.7 million, which was determined as of the Emergence Date, and applied such enterprise value as of July 1, 2015. Preparation of an actual valuation with assumptions and economic data as of July 1, 2015 would likely result in an enterprise value that is materially different than such valuation as of the Emergence Date. The intent of the unaudited pro forma consolidated financial statements is to illustrate the effects of the Company’s Plan based on the underlying economic factors as of the Emergence Date.

Pro forma adjustments shown within the “Pro Forma Adjustments” column of the accompanying unaudited pro forma consolidated statements of operations give effect to the application of fresh start accounting assuming effectiveness of the Plan had occurred on July 1, 2015.

Pre-Bankruptcy Debt Extinguishment Adjustments

During the year ended June 30, 2016, our Predecessor repurchased certain of its unsecured notes in aggregate principal amounts as follows: $506.0 million of 6.875% Senior Notes due 2024 (the ’’6.875% Senior Notes’’), $261.9 million of 7.5% Senior Notes due 2021 (the ’’7.5% Senior Notes’’), $148.9 million of 7.75% Senior Notes due 2019 (the ’’7.75% Senior Notes’’), $296.3 million of 8.25% Senior Notes due 2018 (the ’’8.25% Senior Notes’’) and $500.6 million of 9.25% Senior Notes due 2017 (the ’’9.25% Senior Notes’’). Our Predecessor repurchased these notes in open market transactions at a total cost of approximately $215.9 million, (excluding accrued interest), and we recorded a gain on the repurchases totaling approximately $1,492.4 million, net of associated debt issuance costs and certain other expenses. In addition, in March 2016 certain bondholders holding $37 million in face value of Predecessor’s 3.0% Senior Convertible Notes requested a conversion of their notes into common stock. Upon conversion, we recorded a gain of approximately $33.2 million after proportionate adjustment to the related debt issue costs, accrued interest and original debt issue discount. Pro forma adjustments shown within the “Pro Forma Adjustments” column of the accompanying unaudited pro forma consolidated statement of operations for the year ended June 30, 2016 give effect to these extinguishments as if they had occurred on July 1, 2015 by excluding the extinguishment gains, which are nonrecurring.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated statements of operations are presented for the fiscal year ended June 30, 2016 and for the six months ended December 31, 2016. The following Pro Forma Financial Information was prepared by applying adjustments to historical consolidated financial statements. These adjustments give effect to (a) the Plan, (b) fair value adjustments as a result of the adoption of fresh-start accounting, and (c) the pre-bankruptcy debt extinguishments through open market repurchases of pre-emergence bankruptcy debt as if the transactions had taken place on July 1, 2015.

The pro forma consolidated statements of operations do not necessarily reflect what our results of operations would have been had these events actually occurred on July 1, 2015 and they may not be useful in predicting our future results of operations. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Energy XXI Gulf Coast, Inc.

Pro Forma Consolidated Statement of Operations

Six Months Ended December 31, 2016

(Unaudited, in thousands except per share data)

	Historical Predecessor Six Months Ended December 31, 2016	Historical Successor On December 31, 2016	Pro Forma Adjustments		Pro Forma Six Months Ended December 31, 2016

Revenues
Oil sales	$258,573	$-	$-		$258,573
Natural gas sales	37,103	-	-		37,103
Total Revenues	295,676	-	-		295,676

Costs and Expenses
Lease operating expense	143,696	-	-		143,696
Production taxes	482	-	-		482
Gathering and transportation	19,551	-	-		19,551
Depreciation, depletion and amortization	60,626	-	50,180	(a)	110,806
Accretion of asset retirement obligations	38,973	-	(12,272	) (b)	26,701
Impairment of oil and natural gas properties	86,820	406,275	-	(a)	493,095
General and administrative	27,557	-	(289	) (c)	27,268
Total Costs and Expenses	377,705	406,275	37,619		821,599
Operating Loss	(82,029)	(406,275)	(37,619)		(525,923)

Other Income (Expense)
Other income, net	117	-	-		117
Interest expense	(12,580)	-	4,941	(e)	(7,639)
Total Other Income (Expense), net	(12,463)	-	4,941		(7,522)
Loss Before Reorganization Items and Income Taxes	(94,492)	(406,275)	(32,678)		(533,445)
Reorganization items	2,748,395	-	(2,748,395	) (f)	-
Income (Loss) Before Income Taxes	2,653,903	(406,275)	(2,781,073)		(533,445)
Income Tax Expense (Benefit)	-	-	-	(g)	-
Net Income (Loss) Attributable to Common Stockholders	$2,653,903	$(406,275)	$(2,781,073)		$(533,445)

Earnings (Loss) per Share
Basic	$26.99	$(12.23)			$(16.06)
Diluted	$25.33	$(12.23)			$(16.06)

Weighted average shares outstanding
Basic	98,337	33,212			33,212 (i)
Diluted	104,787	33,212			33,212 (i)

Energy XXI Gulf Coast, Inc.

Pro Forma Consolidated Statement of Operations

For the Year Ended June 30, 2016

(Unaudited, in thousands except per share data)

	Historical Predecessor Year Ended June 30, 2016	Pro Forma Adjustments		Pro Forma Year Ended June 30, 2016

Revenues
Oil sales	$546,766	$-		$546,766
Natural gas sales	69,255	-		69,255
Gain on derivative financial instruments	90,506	-		90,506
Total Revenues	706,527	-		706,527

Costs and Expenses
Lease operating expense	346,073	-		346,073
Production taxes	1,442	-		1,442
Gathering and transportation	55,925	-		55,925
Depreciation, depletion and amortization	339,516	(70,964	) (a)	268,552
Accretion of asset retirement obligations	64,690	(14,236	) (b)	50,454
Impairment of oil and natural gas properties	2,813,570	-	(a)	2,813,570
General and administrative	102,736	(9,340	) (c)	93,396
Total Costs and Expenses	3,723,952	(94,540)		3,629,412
Operating Loss	(3,017,425)	94,540		(2,922,885)

Other Income (Expense)
Loss from equity method investees	(10,746)	-		(10,746)
Other income, net	3,596	-		3,596
Gain on early extinguishment of debt	1,525,596	(1,525,596	) (d)	-
Interest expense	(405,658)	390,503	(e)	(15,155)
Total Other Income (Expense), net	1,112,788	(1,135,093)		(22,305)
Loss Before Reorganization Items and Income Taxes	(1,904,637)	(1,040,553)		(2,945,190)
Reorganization items	(14,201)	14,201	(f)	-
Loss Before Income Taxes	(1,918,838)	(1,026,352)		(2,945,190)
Income Tax Benefit	(87)	-	(g)	(87)
Net Loss	(1,918,751)	(1,026,352)		(2,945,103)
Preferred Stock Dividends	8,394	(8,394	) (h)	-
Net Loss Attributable to Common Stockholders	$(1,927,145)	$(1,017,958)		$(2,945,103)

Loss per Share
Basic	$(20.11)			$(88.68)
Diluted	$(20.11)			$(88.68)

Weighted average shares outstanding
Basic	95,822			33,212 (i)
Diluted	95,822			33,212 (i)

Energy XXI Gulf Coast, Inc.

Notes to Unaudited Pro Forma Consolidated Statements of Operations

1. Basis of Presentation

The unaudited pro forma consolidated statements of operations for the period July 1, 2016 to December 31, 2016 and for the year ended June 30, 2016 are derived from our historical Predecessor consolidated statements of operations for the applicable periods and give effect to (a) the Plan, (b) fair value adjustments as a result of the adoption of fresh-start accounting, and (c) the pre-bankruptcy debt extinguishments through open market repurchases of pre-emergence bankruptcy debt as if the transactions had taken place on July 1, 2015.

2. Pro Forma Adjustments to the Unaudited Pro Forma Consolidated Statements of Operations

The following adjustments to the pro forma consolidated statements of operations for the period July 1, 2016 to December 31, 2016 and for the year ended June 30, 2016 assume that the Plan, the adoption of fresh-start accounting and the pre-bankruptcy debt extinguishments through open market repurchases of pre-emergence bankruptcy debt had occurred on July 1, 2015.

(a)	To eliminate the predecessor historical depletion expense and reflect pro forma depletion expense calculated on the restated values of property and equipment as determined for fresh-start accounting. The pro forma depletion rate was $13.75 per barrel of oil equivalent (“BOE”) for the year ended June 30, 2016 and the six months ended December 31, 2016 calculated using depletable costs and reserve estimates updated for fresh start accounting after the Company’s emergence from bankruptcy. The Company did not include pro forma adjustments for the reversal of previously recognized impairments because they are considered unrelated to the resolution of the bankruptcy proceedings.

(b)	To eliminate the predecessor historical accretion expense and reflect pro forma accretion expense calculated on the restated values of asset retirement obligations as determined for fresh-start accounting. The asset retirement obligations were inflated at an annual rate of 2% to the abandonment date and discounted at 6.5%.

(c)	To eliminate the general and administrative expenses attributable to professional fees and related costs of our bankruptcy advisors that were incurred prior to the Petition Date in support of our bankruptcy filing.

(d)	To eliminate the gains on debt extinguishment recorded in connection with the open market repurchases of pre-emergence bankruptcy debt as this debt is assumed to have been discharged as of July 1, 2015.

(e)	To eliminate the predecessor historical interest expense incurred on pre-emergence bankruptcy debt and reflect pro forma interest expense on post-emergence bankruptcy debt issued in connection with the Plan. At the Emergence Date, borrowings under the Exit Facility of $74 million were outstanding with a variable interest rate which was 5.3% per annum as of December 31, 2016. The impact of a one-eighth percent increase in the variable interest rate on this Exit Facility amount of debt would result in an increase in interest expense of approximately $0.1 million annually. On the Emergence Date, the aggregate commitments under the Exit Facility were approximately $227.8 million all of which will be utilized to maintain in effect outstanding letters of credit, including $225 million of letters of credit issued in favor of ExxonMobil to secure certain plugging and abandonment obligations related to assets in the Gulf of Mexico. The letters of credit have an issuance fee of 4.5% per annum and facing fee of 0.25% per annum. In accordance with the Plan, on the Emergence Date the outstanding obligations of $4.0 million under the 4.14% Promissory Note were reinstated.

(f)	To eliminate the gain on reorganization items for the six months ended December 31, 2016 and eliminate the loss on reorganization items for the year ended June 30, 2016.

(g)	The income tax benefit recorded for the year ended June 30, 2016 relates to a cash refund received from the State of Louisiana. No pro-forma income tax adjustments have been recorded for the year-ended June 30, 2016 or the six-month transition period ended December 31, 2016 as a full valuation allowance is assumed to have been applied against the Company’s net deferred tax assets due to uncertainty over their recoverability.

(h)	To eliminate preferred stock dividends as all of the Predecessor’s preferred stock authorized and outstanding prior to the Emergence Date was canceled, extinguished and discharged in connection with the Plan.

(i)	To adjust for the outstanding common and preferred stock in connection with the Plan. All of the Predecessor’s common and preferred stock authorized and outstanding prior to the Emergence Date was canceled, extinguished and discharged and we issued 33,211,594 shares of common stock in connection with the Plan